EXHIBIT 99.1

ProPhase Labs Reports Arbitration Decision In Phusion Laboratories/Phosphagenics Dispute

- Damages Claims Against ProPhase Dismissed –

DOYLESTOWN, Pennsylvania – November 16, 2016. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported that the arbitration case that has been ongoing since October 2014 with Phosphagenics, Inc. and Phosphagenics, LTD (collectively, “Phosphagenics) in connection with the Phusion joint venture has been resolved and is now concluded.

The arbitrator rejected all of the counterclaims asserted by Phosphagenics that ProPhase pay damages to Phosphagenics. The arbitrator also awarded to ProPhase recovery of approximately $350,000 (net of the payment of certain wind down expenses) that had been invested in the Phusion joint venture entity; terminated the intellectual property license that had been granted to Phusion from Phosphagenics; and directed the wind down and termination of Phusion Laboratories LLC, the joint venture entity.

Ted Karkus, CEO of ProPhase Labs stated “I am pleased that this dispute and the costs associated with the Phusion project and arbitration expenses are now fully behind us. We will recover approximately $350,000, and more importantly, the distractions, costs and obligations to participate in the JV are behind us.”

Mr. Karkus added that “Although the Phusion venture seemed promising at the time it was launched, we now can devote our resources and attention to projects and products where we own 100% of the value we create.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold and flu relief products. Cold-EEZE® cold remedy zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® cold remedy customers include leading national chain, regional, specialty and local retail stores. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® cold remedy lozenges and fulfill other contract manufacturing opportunities. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XLTM. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact:

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0